Exhibit 99.1

Elastic Nominates Shelley Leibowitz to Board of Directors
Former CIO of The World Bank Brings Proven Board Leadership from E*TRADE, MassMutual and Morgan Stanley

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)-- Elastic (NYSE: ESTC) (“Elastic”), the company behind Elasticsearch and the Elastic Stack, today announced that it has nominated Shelley Leibowitz to its board of directors.

Leibowitz will bring more than 30 years of information technology (IT) and business governance expertise to the Elastic Board of Directors, having formerly served as Chief Information Officer (CIO) for Morgan Stanley and The World Bank, as well as a board member for E*TRADE and MassMutual. She currently sits on the board of Morgan Stanley and several privately-held fintech and information security companies.

”I can’t think of a more exciting time to join the Elastic Board,” said Leibowitz. “Few companies can boast the kind of rapid adoption Elastic has — from the developer community up to the CIO. Elastic makes it easy for organizations to spin-up a project, and transform it into a large-scale deployment to search, observe and protect mission-critical systems. I am looking forward to working closely with the Elastic leadership team as they continue to build their robust developer community and further the scale into the enterprise.”

“Shelley has spent three decades as a hands-on operating IT executive,” said Shay Banon, founder and CEO, Elastic. “She brings real-world security domain expertise and extensive corporate board and advisory experience with both public and private companies. Shelley’s perspective as a former CIO combined with her deep corporate governance and board oversight experience will make her a valuable addition to our board.”

Leibowitz has spent her career at the intersection of financial services and technology. She advises organizations in digital transformation, IT portfolio and risk management, information security and digital trust, performance metrics, and effective governance. She is a lifetime member of the Council on Foreign Relations and sits on numerous boards and councils, including the NY Board of BuildOn, a not-for-profit that runs service and learning programs in urban high schools across the United States.

Pursuant to Dutch law, Ms. Leibowitz’s nomination to the Board of Directors is subject to a shareholder vote, to be held at the annual general shareholder meeting on October 1, 2021 (the “2021 AGM”). Upon her election to the Board, Ms. Leibowitz will also be appointed to serve as a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee.

About Elastic:

Elastic is a search company built on a free and open heritage. Anyone can use Elastic products and solutions to get started quickly and frictionlessly. Elastic offers three solutions for enterprise search, observability, and security, built on one technology stack that can be deployed anywhere. From finding documents to monitoring infrastructure to hunting for threats, Elastic makes data usable in real time and at scale. Thousands of organizations worldwide, including Cisco, eBay, Goldman Sachs, Microsoft, The Mayo Clinic, NASA, The New York Times, Wikipedia, and Verizon, use Elastic to power mission-critical systems. Founded in 2012, Elastic is a distributed company with Elasticians around the globe and is publicly traded on the NYSE under the symbol ESTC. Learn more at elastic.co.

Important Additional Information and Where You Can Find It

The Company has filed with the Securities and Exchange Commission (the “SEC”), and has furnished to its shareholders, a proxy statement (the “Proxy Statement”) on August 30, 2021 in connection with the election of Shelley Leibowitz to the Company’s Board of Directors (the “Director Election”), along with other matters, to be voted upon at the 2021 AGM. Anyone who is a shareholder of record or beneficial owner of the Company’s shares as of the record date will be entitled to vote their shares at the 2021 AGM.

This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S ANNUAL MEETING, INCLUDING THE DIRECTOR ELECTION. Shareholders will be able to obtain free copies of the Proxy Statement (when it becomes available), any solicitation materials and any other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations department at +1 (650) 695-1055 or ir@elastic.co.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Director Election. Information regarding the interests of participants in the solicitation of proxies in respect of the 2021 AGM is included in the Proxy Statement.

Forward-Looking Statements

Certain statements herein are forward-looking statements that are subject to risks and uncertainties, which include but are not limited to, statements regarding the nomination and appointment of Ms. Leibowitz, assessments of the strength of our solutions and products and our future growth. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Our expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to the future conduct and growth of Elastic’s business and the markets in which Elastic operates. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2021 and any subsequent reports filed with the SEC. SEC filings are available on the Investor Relations section of Elastic's website at ir.elastic.co and the SEC's website at www.sec.gov. Elastic assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.
Contacts
Jennifer Malleo
Elastic Public Relations
PR-Team@elastic.co